Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267126

PROSPECTUS SUPPLEMENT NO. 24
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267126).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 19, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), are listed on the New York Stock Exchange (the “NYSE”) under the symbol “QBTS”. On July 18, 2023, the last reported sales price for the Common Shares on the NYSE was $2.89.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	84-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2023, D-Wave Quantum Inc. (the "Company") entered into the Limited Waiver and Second Amendment to Loan and Security Agreement (the “Amendment”) with PSPIB Unitas Investments II Inc., an affiliate of PSP Investments, (“PSPIB”) waiving and amending certain conditions to the Loan and Security Agreement dated as of April 13, 2023, by and among the Company and its subsidiaries and PSPIB (as amended pursuant to that certain First Amendment to Loan and Security Agreement dated as of June 16, 2023) (the “Term Loan”).

Under the Amendment, PSPIB agreed to waive certain conditions and provide the Company funding under Loan B (as defined in the Term Loan). Under the Term Loan, prior to the issuance of Loan B, the Company was to deliver PSPIB a board-approved operating budget and plan for the Company’s fiscal years 2023 to 2027 satisfactory to PSPIB (the “Operating Budget”). Under the Amendment, PSPIB waived this condition to funding Loan B and extended the deadline for the Company to deliver the Operating Budget to August 31, 2023.

PSPIB also agreed to waive the condition that, prior to the issuance of Loan B, the Company’s Board of Directors (the “Board”) shall have nominated one additional director that is either an employee of PSPIB or an independent director selected by the Board from a list of at least three nominees provided by PSPIB (the “Nomination Requirement”). Under the Amendment, the Company must now fulfil the Nomination Requirement at PSPIB’s option upon five business days’ notice to the Company.

Under the Term Loan, the Company was required to notify PSPIB of any patent, trademark or copyright registration or filing within five business days following registration or filing. The Amendment modifies the notification deadline, requiring the Company to notify PSPIB of such registrations or filings within five business days after the end of each month.

Although the Company was able to draw on Loan B, there can be no assurance that it will be able to meet the conditions necessary to draw on Loan C (as defined in the Term Loan).

The above description of the material terms of the Amendment is qualified in its entirety by the Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	Limited Waiver and Second Amendment to Loan and Security Agreement, dated as of July 13, 2023, by and among PSPIB Unitas Investments II Inc. and D-Wave Quantum Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: July 19, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 10.1

LIMITED WAIVER AND SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

LIMITED WAIVER AND SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of July 13, 2023, by and between D-WAVE QUANTUM INC., a Delaware corporation (the “Borrower”), and the Lender (as defined below) party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, D-Wave Systems Inc., a British Columbia corporation, D-Wave US Inc., a Delaware corporation, D-Wave Government Inc., a Delaware corporation, D-Wave Commercial Inc., a Delaware corporation, D-Wave International Inc., a Canadian corporation, D-Wave Quantum Solutions Inc., a Canadian corporation, Omni Circuit Boards Ltd., a British Columbia corporation, DPCM Capital, Inc., a Delaware corporation, 1372929 B.C. Ltd, a British Columbia corporation, 1372934 B.C. LTD., a British Columbia corporation, DWSI Canada Holdings ULC, a British Columbia corporation, D‑Wave Quantum Technologies Inc., a British Columbia corporation, and each other Person hereafter joined thereto as a guarantor (collectively or individually, as the context may dictate, the “Guarantors” and together with the Borrower, the “Loan Parties”) and PSPIB Unitas Investments II Inc., a Canadian corporation, as Collateral and as Lender (the “Lender”), are parties to that certain Loan and Security Agreement, dated as of April 13, 2023 (as amended pursuant to that certain First Amendment to Loan and Security Agreement dated as of June 16, 2023, and as further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Existing Loan Agreement”);

WHEREAS, the Borrower has failed to meet certain of the conditions precedent associated with the funding of Loan B under the Existing Loan Agreement;

WHEREAS, the Borrower has requested certain amendments to the Existing Loan Agreement such that, notwithstanding the failure to meet such conditions precedent, the Lender will fund Loan B under the Existing Loan Agreement, and the Lender party hereto has agreed to such amendments, subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Defined Terms.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Existing Loan Agreement, as amended by this Amendment (the “Amended Loan Agreement”).

2.          Limited Waiver.  Subject to the terms and conditions set forth herein, the Lender hereby waives certain of the conditions precedent to its obligation to make Loan B set forth in Section 3.2(h) of the Amended Loan Agreement.

The limited waiver set forth in this Section 2 (the “Conditions Precedent Waiver”) is limited to the extent expressly set forth above and no other condition precedent to the obligation to make Loan B, terms, covenants or provisions of the Amended Loan Agreement or any other Loan Document shall in any way be affected hereby.  The Conditions Precedent Waiver is granted only with respect to those conditions precedent set forth in Section 3.2(h) of the Amended Loan Agreement agreed between the Borrower and the Lender, and shall not apply to any other condition precedent to the obligation of the Lender to make Loan B, or any terms of the Amended Loan Agreement, or any actual or prospective default or breach of any other provision of the Amended Loan Agreement or any other Loan Document.  The Conditions Precedent Waiver shall not in any manner create a course of dealing or otherwise impair the future ability of the Lender to declare a Default or Event of Default under or otherwise enforce the conditions precedent for the obligation to make Loan C or any other terms of the Amended Loan Agreement or any other Loan Document with respect to any matter other than the Conditions Precedent Waiver.

3.         Amendments to Existing Loan Agreement.  Subject to, and in accordance with, the terms and conditions set forth herein, including the satisfaction (or waiver by the Lender) of all conditions precedent set forth in Section 4 below, the Existing Loan Agreement is hereby amended as follows:

(a)          Section 3.2(h)(iii) of the Existing Loan Agreement is hereby amended and restated as follows:

“[reserved];”

(b)          Section 3.2(h)(vi) of the Existing Loan Agreement is hereby amended and restated as follows:

“[reserved];”

(c)          Section 4.8(b) of the Existing Loan Agreement is hereby amended and restated as follows:

“(b)      Borrower shall, within five (5) Business Days after the end of each month, notify Lenders of any federal registration or filing by Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application and shall promptly execute and deliver to Lenders any grants of security interests in same, in form acceptable to Lenders, to file with the United States Patent and Trademark Office or the United States Copyright Office or the Canadian Intellectual Property Office, as applicable.”

(d)          Section 6.10 of the Existing Loan Agreement is hereby amended by inserting the following clauses (e) and (f) at the end thereof:

“(e)        The Borrower shall have delivered a board-approved operating budget and plan for Borrower’s fiscal years 2023 through 2027 that is satisfactory to the Lender on or prior to August 31, 2023.

(f)         At the Lenders’ option, upon five (5) Business Days’ notice to the Borrower, the Board of Directors shall have nominated one additional director that is either (i) an employee of the Lender or (ii) an independent director selected by the Board of Directors from a list of at least three potential directors provided by the Lender.”

4.         Condition to Effectiveness.  The effectiveness of this Amendment is subject to the Lender having received executed counterparts hereof from the Borrower and the Lender (the date of such satisfaction (or waiver) being the “Amendment Effective Date”).

5.          Representations and Warranties.  Each Loan Party hereby represents and warrants, on and as of the Amendment Effective Date and after giving effect to this Amendment, that:

(a)          the representations and warranties set forth in Section 5 of the Existing Loan Agreement and in each other Loan Document are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)          no event has occurred or exists that would constitute a Default or an Event of Default;

(c)          this Amendment has been duly executed and delivered by the Borrower and this Amendment and the Amended Loan Agreement constitute the legal, valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

(d)          the execution, delivery and performance of this Amendment and the performance by each Loan Party has been duly authorized by all necessary action on the part of Borrower and each Subsidiary. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (a) the valid execution and delivery of this Amendment, or (b) the performance of Borrower’s or any Subsidiary’s obligations under this Amendment or the Amended Loan Agreement.

6.           Effects on Loan Documents.

(a)          On and after the effectiveness of this Amendment, each reference in any Loan Document to “the Loan Agreement” shall mean and be a reference to the Amended Loan Agreement and each reference in the Existing Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Loan Agreement.

(b)          Except as specifically amended herein, all Loan Documents (including the guaranty and all Liens granted thereunder in respect of the Obligations) shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)         The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender or the Collateral Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents (except as expressly provided herein) or in any way limit, impair or otherwise affect the rights and remedies of the Collateral Agent or the Lenders under the Loan Documents. This Amendment and the Amended Loan Agreement shall not constitute a novation of the Existing Loan Agreement or the other Loan Documents.

(d)         The Loan Parties and the other parties hereto hereby acknowledge and agree that, on and after the Amendment Effective Date, this Amendment shall constitute a Loan Document for all purposes of the Amended Loan Agreement.

7.         CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND THE TERMS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY. PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS, EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

8.         Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

9.          Successors and Assigns.  The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Amended Loan Agreement.

10.         Severability. In the event any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.        Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any signature delivered by a party by facsimile or other electronic means of transmission (including email transmission of a PDF copy) shall be deemed to be an original signature hereto.

12.       Entire Agreement.  This Amendment and the Loan Agreement as amended hereby and the other Loan Documents constitute the entire agreement, and supersede any prior agreements and contemporaneous oral agreements, of the parties concerning their subject matter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:

D-WAVE QUANTUM INC.

By:	/s/ Alan Baratz
Name: Alan Baratz
Title: Chief Executive Officer

[Signature Page to Limited Waiver and Second Amendment]

LENDER:

PSPIB UNITAS INVESTMENTS II INC.
as a Lender

By:	/s/ Michael Larkin
Name: Michael Larkin
Title: Authorized Signatory

By:	/s/ Jonathan Ostrzega
Name: Jonathan Ostrzega
Title: Authorized Signatory

[Signature Page to Limited Waiver and Second Amendment]